Exhibit 10.61

NEKTAR THERAPEUTICS

AMENDED AND RESTATED CHANGE OF CONTROL

SEVERANCE BENEFIT PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

i.

NEKTAR THERAPEUTICS

AMENDED AND RESTATED

CHANGE OF CONTROL SEVERANCE BENEFIT PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

Section 1. Introduction

The Nektar Therapeutics Amended and Restated Change of Control Severance Benefit Plan (the “Plan”) is designed to provide severance benefits to eligible employees of Nektar Therapeutics (the “Company” or “Nektar”) whose employment is involuntarily terminated by the Company following a Change of Control. The Plan was initially approved by the Board of Directors on December 6, 2006 and subsequently amended and restated and approved by the Board of Directors on February 14, 2007. The Plan supersedes any prior plan, policy or practice involving the payment of severance benefits by Nektar in the event of an involuntary termination that occurs following a Change of Control. While the Plan is in effect, any severance benefits provided to an employee by the Company with respect to an employee’s involuntary termination following a Change of Control must be paid pursuant to the Plan or pursuant to an express written agreement between Nektar and the individual employee.

The Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, accordingly, this Plan is governed by ERISA. This document constitutes both the official plan document and the required summary plan description under ERISA.

Section 2. Eligibility For Participation in the Plan

Each employee of the Company is eligible to participate in the Plan; provided, however, that an employee who has an individual agreement with the Company providing for severance benefits in connection with termination of employment with the Company shall not be eligible to participate in this Plan, and an individual who is not treated as an employee of the Company for payroll and income tax withholding purposes or who is treated as a consultant or independent contractor, regardless of a court or agency’s determination of employee status of such person during any period for any purpose, shall not be eligible to participate in this Plan.

Section 3. Eligibility For Severance Benefits

3.1 Conditions for Eligibility. To be eligible to receive severance benefits under the Plan, in addition to meeting the requirements for eligibility to participate in the Plan, the participant must terminate employment with the Company under circumstances that the Plan Administrator determines constitute a Covered Termination, and the participant must meet the following conditions:

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The participant must execute a Separation and General Release Agreement satisfactory to the Plan Administrator and within the time period established by the Plan Administrator, which includes any or all of the following provisions: (i) the participant’s agreement to cooperate with the orderly transfer of his or her duties as requested by the Company or a Successor Company; (ii) the participant’s agreement to return all Company and Successor Company property by a date specified by the Plan Administrator; (iii) the participant’s agreement to continue to maintain the confidentiality of Company and Successor Company proprietary and confidential information; (iv) the participant’s agreement to adhere to a non-solicitation restriction; and (v) the participant’s waiver and general release of all claims with respect to the Company and Successor Company and related parties, including the right to pursue any type of legal, equitable, or administrative claim, except for claims that by law are unwaivable. All separation benefits payable under the Plan are conditioned on any waiver of claims included in the Separation and General Release Agreement becoming effective and irrevocable and the participant’s satisfaction of his or her obligations under such agreement.

•

If the participant is notified by the Company or Successor Company that his or her employment will be terminated following a Change of Control in advance of his or her termination date, the participant must not voluntarily terminate his or her employment or fail to perform his or her assigned duties prior to the termination date established by the Company or Successor Company.

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The participant must not at any time have engaged in conduct that would be Cause for termination, as defined in Section 3.3 below, as determined by the Plan Administrator in its sole discretion. The Plan Administrator shall have the discretion to terminate any and all severance benefits provided under this Plan to a participant who is discovered to have engaged in such conduct, regardless of when such discovery occurs.

3.2 Covered Termination. For purposes of this Plan, a Covered Termination is an involuntary termination of the participant’s employment with the Company or Successor Company in conjunction with a Change of Control under the circumstances described below applicable to the participant, as follows:

•

For a participant who is an officer holding a position of Executive Chairman, Chief Executive Officer, President, Chief Scientific Officer, Chief Technical Officer, Senior Vice President, Vice President or Principal Fellow (an “Officer Participant”), a Covered Termination is the involuntary termination of the participant’s employment by the Company or Successor Company without Cause, other than on account of the participant’s death or disability, or the participant’s Good Reason Resignation, which (i) termination occurs at the request of a third party in the context of discussions regarding a Change of Control or (ii) termination or resignation occurs within the period beginning with the execution of an agreement providing for a Change of Control (and such Change of Control is consummated) and ending 12 months following the Change of Control.

•	For any other participant (a “Non-Officer Participant”), a Covered Termination is the involuntary termination of the participant’s employment by the Company or Successor

Company without Cause, other than on account of the participant’s death or disability, which termination or resignation occurs within the period beginning on the date of the Change of Control and ending 12 months following the Change of Control.

Notwithstanding the foregoing, a termination of the participant’s employment shall not be considered a Covered Termination in the event the participant is offered and declines a Comparable Position (as defined below) with the Company or Successor Company unless the failure to provide such participant at the Successor Company with the officer or director position he or she held in the Company prior to the Change of Control constitutes a Good Reason Resignation pursuant to the terms hereof. A participant who is offered a Comparable Position who does not accept such position within 30 days (or such greater time for acceptance specified in a written offer) will be deemed to have declined such Comparable Position. For purposes of this Section 3.2, a “Comparable Position” means a position with the following attributes: (i) monthly base salary equal to the employee’s monthly base salary immediately prior to termination, or combination of monthly base salary plus annual target incentive pay equal to the employee’s monthly base salary plus annual target incentive pay for the employee’s immediately previous position provided that the monthly base salary is not lower than 10% of that received by the employee in his or her immediately previous position; (ii) assignment to a work location no more than 50 miles from the participant’s immediately previous work location; and (iii) assignment of duties or responsibilities that do not constitute a material diminution in the participant’s immediately previous function with respect to the business of the Company.

3.3 Cause. For purposes of this Plan, Cause shall mean, as determined by the Plan Administrator:

•	An employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;

•	An employee’s commission of, or participation in, a fraud or act of dishonesty against the Company or Successor Company that materially benefits the employee;

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An employee’s intentional, material violation of any contract or agreement between the employee and the Company or Successor Company or of any statutory or fiduciary duty owed to the Company or Successor Company;

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An employee’s intentional unauthorized use of Company or Successor Company property that materially benefits the employee or intentional unauthorized use or disclosure of Company or Successor Company confidential information or trade secrets;

•	An employee’s intentional gross misconduct or intentional material failure to comply with the Company’s or Successor Company’s written policies; or

•	An employee’s intentional material failure or refusal to perform his or her position responsibilities, other than on account of a mental or physical disability.

No act or failure to act on the part of an individual shall be considered “intentional” unless done, or omitted to be done, by that individual not in good faith and without reasonable belief that such individual’s action or omission was in the best interest of the Company. In no event shall mere failure to achieve desired strategic, operational, financial or other results constitute Cause.

3.4 Good Reason Resignation. For purposes of this Plan, an Officer Participant’s Good Reason Resignation shall mean a voluntary resignation by the Officer Participant within 60 days following one or more of the following events with respect to the Officer Participant:

•	Assignment of any duties or responsibilities that results in a material diminution in the participant’s function as in effect immediately prior to the Change of Control.

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Assignment to a work location more than 50 miles from the participant’s immediately previous work location, unless such reassignment of work location decreases the participant’s commuting distance from his or her residence to his or her assigned work location.

•	More than a 10% decrease in the participant’s monthly base salary as in effect on the date of the Change of Control or as increased thereafter.

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Notice to the participant by the Company or Successor Company that the participant’s employment will be terminated under circumstances that would be a Covered Termination but for the designation of a date for termination that is greater than 12 months following the Change of Control.

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In the case of the Chief Executive Officer and President, such individual does not serve in that position in the Successor Company (as defined below) and/or is not appointed to the board of directors of the Successor Company.

3.5 Change of Control. A Change of Control with respect to the Company shall mean any of the following events or circumstances:

•	The sale, lease or other disposition of all or substantially all of the Company’s assets;

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The acquisition of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction;

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The merger, consolidation or similar transaction involving the Company, immediately after which the stockholders of the Company immediately prior thereto do not own either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

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Individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided, however, that if the appointment or election of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board.

In the event of a Change of Control following which Nektar is not the surviving entity, the surviving entity for purposes of this Plan is the “Successor Company.”

Section 4. Severance Benefits

4.1 Cash Severance Pay; Amount. The amount of a participant’s Cash Severance Pay benefit under this Plan shall be determined based on position title as follows, and then reduced as specified below:

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Executive Chairman: Cash Severance Pay shall equal 24 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

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Chief Executive Officer and President: Cash Severance Pay shall equal 24 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

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Chief Scientific Officer and Senior Vice President: Cash Severance Pay shall equal 12 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

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Vice President: Cash Severance Pay shall equal 12 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

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All Other Participants: Cash Severance Pay shall equal 6 months of monthly base salary plus annual target incentive pay as in effect immediately prior to the Covered Termination or for the immediately preceding calendar year, whichever is greater.

Cash Severance Pay shall be reduced by each of the following:

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any wages or wage replacement benefits paid or payable to the participant with respect to any applicable notice period (including any pay in lieu of notice) in connection with the participant’s termination of employment, whether such notice period is required under the Worker Adjustment and Retraining Notification Act or any state law with respect to notice, if applicable, or any Company policy, or any written agreement between the participant and the Company;

•

the amount of any wages or other compensation the participant has received during a leave of absence in excess of his or her accrued paid time off (other than disability plan income replacement benefits); and

•	to the extent permitted by law, by any debt that the participant owes the Company at the time the severance pay benefit becomes payable.

4.2 Cash Severance Pay: Time of Payment. The Severance Pay for which a participant is eligible under this Plan will be paid to the participant in a lump sum cash payment no later than the next regular Company or Successor Company payroll date for the payroll period commencing immediately after the effective date of the participant’s Separation and General Release Agreement described above, as specified in such Separation and General Release Agreement, and the participant’s satisfaction of all conditions for payment set forth in the Separation and General Release Agreement. Notwithstanding the foregoing, (i) the payment to an Officer Participant (and any other participant if the participant is a “specified employee” within the meaning of Code Section 409A) shall automatically be delayed to the next payroll date following the 181st day after the termination of the Officer Participant’s employment with the Company or Successor Company; and (ii) the payment to an Officer Participant will be delayed in the event the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m) and such payment shall be made, subject to clause (i), at the earliest date that the Company reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of Code Section 162(m).

4.3 COBRA Premiums. For an eligible participant who is covered by one or more of the Company’s group health plans on the date of termination of employment and who makes a timely election to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the portion of such participant’s COBRA premium equal to the portion of such group health plan premium cost the Company pays for active employees for the number of months base salary represented by the participant’s Cash Severance Pay determined under Section 4.1; provided that such payment of a portion of the COBRA premium by the Company shall cease earlier on the date the participant becomes eligible for group medical, dental or vision coverage through a subsequent employer.

4.4 Outplacement Program. An eligible participant shall receive reimbursement for reasonable outplacement services up to a maximum of $5,000 for services received within 12 months following termination.

4.5 Withholding. All cash and reimbursement severance benefits provided under the Plan will be subject to all applicable withholding deductions as required by law.

4.6 Equity Acceleration. An eligible participant will become fully vested in any outstanding stock awards held by such participant as of the date of termination, including restricted stock and stock options.

4.7 Limitation on Benefits Subject to Parachute Rules. Notwithstanding Section 4.1 and 4.6, in the event the severance benefits payable to a participant who is a “disqualified individual” within the meaning of Code Section 280G, together with all other payments to which such participant is entitled in connection with a Change of Control, would cause any portion of the payments to be nondeductible under Code Section 280G and subject to the excise tax imposed under Code Section 4999, then: (i) the participant’s severance benefits will be reduced up to 10%, first with respect to the amount of the severance pay described in Section 4.1 and then with respect to all other severance benefits for which such participant is eligible under this Plan, so as to reduce the payment to an amount not subject to the excise tax under Code Section 4999, to the extent such reduction will result in such participant’s receipt of a greater after-tax payment than the participant would receive in the absence of such reduction and with the application of the excise tax under Code Section 4999, or (ii) if after reducing severance payments by up to 10%, the excise tax under Code Section 4999 is still applicable to participant’s severance benefits, the Company will then cover all of the excise tax amounts imposed by Code Section 4999 on a grossed-up basis; provided however, the Company will not pay for any other taxes imposed on participant’s severance benefits.

Section 5. Notices

Any notice or other communication under the Plan must be in writing and will be deemed given when delivered personally or when sent by certified or registered mail, return receipt requested, or by overnight courier, addressed as follows or to such other address as any party may hereafter designate in accordance with this provision:

If to Nektar or the Plan Administrator:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

Attn: Vice President, Human Resources

If to the participant: to the address appearing in the payroll records of the Company.

Section 6. Claims

6.1 Initial Claims Procedure. Any employee who does not receive a benefit under the Plan that he or she feels he or she is entitled to receive may make a written claim to the Plan Administrator within 90 days after his or her termination, in accordance with the Notice provisions described above, and which explains the reasons for such claim. The claimant will be informed of the Plan Administrator’s decision with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review the claim. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the claimant responds to the Plan Administrator’s request for information.

6.2 Notice of Claim Determination. If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request.

6.3 Claims Appeal Procedure. If the claim has been denied, and the claimant wishes to pursue the claim further, the claimant must request that the Plan Administrator review the denial. The request must be in writing and must be made within 60 days after written notification of denial. In connection with this request, the claimant may review documents pertinent to the claim (other than those that are legally privileged) and may submit to the Plan Administrator written comments, documents, records, and other information related to the claim.

The review by the Plan Administrator will take into account all comments, documents, records, and other information that the claimant submits relating to the claim. The Plan Administrator will make a final written decision on a claim review, in most cases within 60 days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan’s request for information.

6.4 Notice of Appeal Determination. The Plan Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim (other than those that are legally privileged); and (iii) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the determination, the notice will either provide that rule, guideline, protocol or other similar criterion or will contain a statement that it will be provided upon request. The decision of Plan Administrator is final and binding on all parties.

6.5 Requirement to Follow Claims Procedures. If a claimant does not file his or her claim in accordance with the Plan’s claim procedures described above, including applicable time limits, the claimant will not be entitled to benefits under this Plan.

6.6 Limitation on Legal Action. No legal action with respect to this Plan may be brought until a claimant has exhausted the claims procedures described above, including the claims appeal procedure. No legal action for coverage or benefits under the Plan may be commenced or maintained more than 2 years after the circumstances giving rise to the claim arose or, if earlier, 1 year after the claims procedures, including the claims appeal procedure, is exhausted.

Section 7. Plan Amendment and Termination

The Company reserves the right to amend or modify the Plan at any time, and in any respect, by action of its duly authorized officer, with or without prior notice to, and effective with respect to, employees who may become eligible to participate in the Plan or become eligible for benefits under the Plan in the case of a reduction in benefits payable under the Plan, or who may otherwise have become eligible to participate in the Plan in the case of an amendment that excludes such employees from eligibility to participate under the Plan. However, no such amendment or termination will be effective to: (i) decrease benefits under the Plan for which an employee has already met all of the eligibility criteria and payment conditions set forth herein or (ii) negatively or adversely impact the rights of the Chief Executive Officer and President hereunder without the written consent of the Chief Executive Officer and President.

Section 8. Legal Rights Under ERISA

An employee covered under the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that you are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants and beneficiaries. No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent such employee from obtaining a welfare benefit or exercising such employee’s rights under ERISA.

Enforce Rights

If a claim for a welfare benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee makes a written request for a copy of Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, the employee may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If an employee has a claim for benefits that is denied or ignored, in whole or in part, the employee may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if an employee is discriminated against for asserting his or her rights, such employee may seek assistance from the U.S. Department of Labor, or such employee may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

An employee who has any questions about the Plan should contact the Plan Administrator. An employee who has any questions about this statement or his or her rights under ERISA should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

Section 9. Other Important Information

9.1 No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any individual (or any beneficiary of either), or other person any legal or equitable right against the Company, or any of its affiliates, or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company (or any affiliate) of any individual be modified or in any way affected by this Plan.

9.2 Records. The records of the Company with respect to the determination of Eligible Years of Service, employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

9.3 Construction. The Plan is intended to be governed by ERISA. The respective terms and provisions of the Plan shall be construed, whenever possible and for all purposes, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with ERISA or the terms of the Plan, the construction and administration of the Plan shall be in accordance with applicable federal law and the laws of the State of California applicable to contracts made and to be performed within the State of California (without application of California conflict of laws provisions).

9.4 Nontransferability of Benefits Rights. In no event shall the Company make any payment under this Plan to any assignee or creditor of an employee, except as otherwise required by law. Prior to the time of a payment hereunder, an employee shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

9.5 Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, which has complete authority, in such person or entity’s sole and absolute discretion, to construe and interpret the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, benefits due under the Plan. All such interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties with respect to this Plan as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction as delegated by the Plan Administrator. The discretion and authority of the Plan Administrator under this Section 9.5 is subject to the notice, claims and appeals procedures set forth in Section 6.

Section 10. Important Plan Information

Sponsor’s Name and Address:	Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070

Plan Number:	503

Employer Identification Number:	94-3134940

Plan Administrator:	Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070
Tel: 650-631-3100

The Plan Administrator has delegated day-to-day administration of the Plan to the following person:
Vice President, Human Resources

Agent to Receive Process:	Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070
Attn: General Counsel

Type of Plan:	The Plan is an unfunded employee welfare benefit plan. Benefits under the Plan are paid from the general assets of Nektar Therapeutics. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

Effective Date:	January 1, 2007

Plan Year:	The calendar year, from January 1 to December 31.